Moody National REIT I, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

(Houston, TX May 15, 2015) -- Moody National REIT I, Inc. (the “REIT”), announced today it is under contract to purchase the Residence Inn Austin University for an aggregate purchase price of $25,500,000, excluding acquisition costs.

The select-service 112-room Residence Inn hotel opened in January of 2014 and is established within the mixed-use Mueller urban village. Prominently located in Austin’s University Area off I-35 and 51st Street, the hotel benefits from its close proximity to the University of Texas campus, Dell Children’s Hospital, Seton Medical corporate headquarters, and the Texas State Capitol.

Austin, ranked consecutively by Forbes as the #1 and #2 fastest growing cities in the nation in 2014 and 2015 respectively, includes several features which the REIT targets – a major university and a skilled and growing labor force - and is home to the Texas State Government.

“The Austin economy is experiencing vigorous growth, and we think that the diversified economic demand base - including high-tech, medical, state government and education - favor continued robust growth in the long-term,” said Brett Moody, CEO and Chairman of the REIT.

The acquisition of the Residence Inn Austin University is subject to substantial conditions to closing, including (1) the REIT’s ability to obtain financing for the acquisition of the Residence Inn Austin University; and (2) the absence of a material adverse change to the Residence Inn Austin University prior to the date of the acquisition. There is no assurance that the REIT will close the acquisition of the Residence Inn on the terms described above or at all.

About Moody National REIT I, Inc.

Moody National REIT I, Inc. is a real estate investment trust that owns select-service hotels in major markets across the United States. The REIT is sponsored by Moody REIT Sponsor, LLC, an affiliate of the Moody National Companies, which is a full-service commercial real estate company inclusive of mortgage, development, realty and title divisions. Founded in 1996, Moody National Companies has managed over $2B in commercial real estate.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Moody National REIT I, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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